EXHIBIT 99.1

[MatrixOne Logo Appears Here]

MatrixOne, Inc. Investor Relations Brian Norris (978) 589-4040 brian.norris@matrixone.com	MatrixOne, Inc. Public Relations Charlie Guyer (978) 589-4052 charlie.guyer@matrixone.com

MatrixOne, Inc. Provides Financial Update for First Quarter of Fiscal Year 2004

– Company to Host Conference Call at 8:30 A.M. Eastern Time Today –

Westford, Mass., October 3, 2003 – MatrixOne®, Inc. (NASDAQ: MONE), a leading provider of collaborative product lifecycle management (PLM) solutions for the value chain™, today announced preliminary financial results for its first quarter ended September 27, 2003. Based on preliminary estimates, the Company currently expects total revenues for the first quarter to be approximately $23.0 million. Software license revenues for the first quarter are expected to be approximately $6.0 million and service revenues are expected to be approximately $17.0 million. The Company expects to report a net loss of between $0.15 per share and $0.16 per share and a pro forma net loss of between $0.14 per share and $0.15 per share.1 Pro forma net loss per share excludes stock-based compensation charges of $0.01 per share.1

“We are disappointed with our preliminary first quarter operating results,” said Mark O’Connell, President and Chief Executive Officer of MatrixOne, Inc. “However, we remain confident that we have the right strategy, people, solutions, and alliance partners to exploit the emerging PLM market growth opportunity.”

The Company expects to issue final first quarter financial results on October 22, 2003 after the market closes. The Company’s management team will host a live conference call at 5:30 p.m. eastern time on that day to discuss its final first quarter financial results. Also on that call, the Company will provide an update on key strategic initiatives, as well as plans to improve operational efficiency and reduce operating expenses. The Webcast, along with the final first quarter earnings press release and accompanying financial and operating statistics, will be accessible on October 22, 2003 at 5:30 p.m. eastern time, from the Company’s Investor Relations Web site at www.matrixone.com/investor.

Company to Host Conference Call Today to Discuss Preliminary Results

The Company’s management team will host a live conference call at 8:30 a.m. eastern time today to review the preliminary results for the first quarter of fiscal year 2004. The dial-in telephone number in the United States is (888) 428-4470, and for international callers, is (612) 332-7516. A replay of the call will be available for two weeks at (800) 475-6701, pass code 701496.

1 The Company uses the financial measure “pro forma net loss” to supplement its consolidated financial statements, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The presentation of pro forma net loss is not meant to be a substitute for “net loss” presented in accordance with GAAP but rather should be evaluated in conjunction with net loss. The Company’s management believes that the presentation of pro forma net loss provides useful information to investors because this financial measure excludes stock-based compensation, which is a nonoperational, non-cash charge. Management does not consider stock-based compensation to be part of the Company’s on-going operations or meaningful in evaluating the Company’s past financial performance or future prospects. In addition, pro forma net loss is a primary financial indicator that the Company’s management uses to evaluate the Company’s financial results and forecast anticipated financial results for future periods. Stock-based compensation represents the difference between the stock option exercise price and the deemed fair value of the Company’s common stock on the date of grant and relates only to the grant of certain stock options to employees during fiscal 2000 and 1999, which do not require cash settlement. The Company’s definition of pro forma net loss may differ from similar measures used by other companies.

About MatrixOne

MatrixOne, Inc. (NASDAQ: MONE) is a recognized leader in delivering collaborative Product Lifecycle Management (PLM) solutions. We provide flexible solutions that unleash the creative power of global value chains to inspire innovations and speed them to market. MatrixOne’s customers include global leaders in the aerospace and defense, automotive, consumer products, high technology, life sciences, machinery, and the process industries, including Agilent Technologies, General Electric, Honda, Johnson Controls, Philips, Procter & Gamble, Siemens, and Toshiba. MatrixOne (http://www.matrixone.com) is headquartered in Westford, Massachusetts with locations throughout North America, Europe, and Asia/Pacific.

MatrixOne and eMatrix are registered trademarks, and “a leading provider of collaborative product lifecycle management (PLM) solutions for the value chain” is a trademark of MatrixOne, Inc. All other trademarks and service marks are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Such statements may relate, among other things, to our ability to take advantage of market opportunities, our growth prospects, our plans, objectives, and expected financial and operating results, our ability to respond to economic changes and improve operational efficiency, or the benefits of our products to be realized by our customers. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, or intend. The risks and uncertainties that may affect forward-looking statements include, among others: the effectiveness of our cost reduction programs; our history of losses and our ability to achieve or maintain profitability; the weak worldwide economy; the market may not accept our products; our sales cycle is lengthy and variable; we may be unable to develop new products and services that keep pace with technology; we may be unable to develop and maintain successful relationships with systems integrators and complementary technology vendors; our international operations are subject to additional business risks; future acquisitions may adversely affect our operations and financial results; and increased competition may have an adverse effect on pricing, revenues, gross margins and our customer base. For a more detailed discussion of the risks and uncertainties of our business, please refer to our periodic reports and registration statements filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 28, 2003.

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